Exhibit 99.1

FOR IMMEDIATE RELEASE

Insys Therapeutics, Inc. Appoints Rohit Vishnoi

to Board of Directors

PHOENIX, Ariz -- May 4, 2017 -- Insys Therapeutics, Inc. (NASDAQ:INSY) ("Insys" or "the Company") announced that Rohit Vishnoi, a seasoned healthcare executive, has been appointed to the Company’s Board of Directors, effective as of May 2, 2017.  Mr. Vishnoi has also been appointed to the Company’s Science and Research and Development Committee and Nominating and Corporate Governance Committee.

“Rohit Vishnoi’s many assets include a proven track record of balancing strategy with the clinical and technical requirements necessary to successfully deliver pharmaceutical and medical devices products to market,” said Steven Meyer, Chairman of the Board, Insys Therapeutics, Inc. “Mr. Vishnoi, along with the Company’s President and Chief Executive Officer Saeed Motahari, who also was recently appointed, enhance the mix of our Board, bringing to bear their considerable experience and insight.”

Mr. Vishnoi, who has served on numerous boards, is currently a Member of the Board of Directors and a Member of the Compensation Committee at Outset Medical, a medical technology company, and a member of the Advisory Board for the Biomedical Engineering Department at Northwestern University. He worked at Hospira, a Pfizer Company, from 2009-2016, where he held increasingly responsible positions at the global device organization, culminating in Vice President, R&D. He also was a Member of the Board of Directors of the Hospira Foundation, the organization’s philanthropic outreach effort, from 2012 until its closing in 2015. At the Baxter Healthcare Corporation, where he worked from 1988-2009, he helped reinvigorate its Renal Division, among other accomplishments.

A recipient of numerous awards, including Janus de la Sante and the Medical Design Excellence Award, Mr. Vishnoi graduated from the Indian Institute of Technology in Kanpur, India, with a BTech. He has a MS in Biomedical Engineering and in Electrical Engineering from the Rensselaer Polytechnic Institute in Troy, NY, where he also received a PhD in Electrical Engineering. In 1995, Mr. Vishnoi received a MBA, Marketing and Finance, from the Kellogg School of Management at Northwestern University. He holds 11 patents for medical products.

About Insys
Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys is developing a pipeline of products intending to address unmet medical needs and the clinical shortcomings of existing commercial products. Insys currently markets one product, SUBSYS® (fentanyl sublingual spray) but has received approval for the marketing of SYNDROS™ (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule.  Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with high unmet need.

SUBSYS® and SYNDROS™ are trademarks of Insys Development Company, Inc., a subsidiary of Insys Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements including regarding the belief that SYNDROS has distinct advantages over the current formulation of dronabinol in soft gel capsule. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. For a description of these risks facing the company, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and any subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Investor Contact:

Lisa Wilson

T: 212-452-2793

E: INSYS@insysrx.com